Exhibit 8.1

March 8, 2012

EV Energy Partners, L.P.

1001 Fannin, Suite 900

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for EV Energy Partners, L.P. (the “Partnership”), a Delaware limited partnership, with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of

(i) 8.0% Senior Notes due 2019, co-issued by EV Energy Energy Finance Corp. (the “8.0% Senior Notes”) and

(ii) common units representing limited partner interests in the Company (the “Units”);

We have also participated in the preparation of the two prospectuses, one regarding the 8.0% Senior Notes (the “8.0% Senior Note Prospectus”) and one regarding the Units (the “Universal Prospectus”), contained in the Partnership’s Registration Statement to which this opinion is an exhibit. In connection therewith, we prepared the discussion set forth under the caption “Material Tax Consequences” in the Universal Prospectus (the “Discussion”).

This opinion is based on certain representations made by the Partnership as to factual matters as set forth in the Registration Statement and the Universal Prospectus. In addition, this opinion is based upon a representation letter (the “Representation Letter”) issued by the Partnership as to certain matters of fact relating to this opinion. We have not attempted to verify independently such representations and statements, but in the course of our representation nothing has come to our attention that would cause us to question the accuracy thereof.

Based on certain of the representations made by the Partnership, including those made in the Representation Letter, and subject to the foregoing, we hereby confirm to you that all statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Universal Prospectus.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of owning or disposing of the common units under state, local or non-U.S. laws and the reasonableness of the assumptions relied upon by us in rendering the opinion set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act.

Very truly yours,

/s/ Haynes and Boone, LLP